Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127667 on Form S-8 of our reports dated March 10, 2010, relating to the financial statements of Heartland Payment Systems, Inc. and subsidiaries (which report expresses an unqualified opinion on those financial statements), and the effectiveness of Heartland Payment Systems, Inc.’s and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Heartland Payment Systems, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ Deloitte Touche LLP

Philadelphia, PA

March 10, 2010